Exhibit 107

Calculation of Filing Fee Table

           Form 424B2
(Form Type)

                 América Móvil, S.A.B. de C.V.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is Ps.15,500,000,000.

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Fees to be Paid	Debt	10.125% Senior Notes due 2029	457(r)	Ps.6,000,000,000	102.778%	U.S.$328,166,758	U.S.$153.10 per million	U.S.$50,242.33
Fees to be Paid	Debt	9.500% Senior Notes due 2031	457(r)	Ps.6,000,000,000	100.372%	U.S.$320,484,479	U.S.$153.10 per million	U.S.$49,066.17
Fees to be Paid	Debt	10.300% Senior Notes due 2034	457(r)	Ps.3,500,000,000	102.856%	U.S.$191,575,888	U.S.$153.10 per million	U.S.$29,330.27
Total Offering Amount						U.S.$840,227,125	U.S.$153.10 per million	U.S.$128,638.77
Total Fees Previously Paid						-	-	-
Total Fee Offsets						-	-	-
Net Fees Due						-	-	$128,638.77

(1)	U.S. dollar amount based on Mexican peso/U.S. dollar exchange rate of Ps.18.7913 per U.S. dollar on July 2, 2025, as reported by Bloomberg at 5:25 p.m. (New York City time).

(2)	The registration fee is calculated in accordance with Rule 457(r) and in reliance on Rule 456(b) of the Securities Act of 1933.